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                    TJ INTERNATIONAL ELECTS DENIG AS NEW CEO

     BOISE, Idaho, Jan. 4/PRNewswire/ -- TJ International (Nasdaq: TJCD) announced today that Tom Denig will replace long-time President and CEO Walt Minnick, who is resigning effective Jan. 31, 1995.

     Denig, 48, has led the company's Trus Joist MacMillan (TJM) joint venture subsidiary as its president and CEO for the past five years. He has held a variety of marketing and general management positions in his 21-year career with the company. In addition to his new responsibilities as TJ International president and CEO, he will continue to serve in the same capacities for TJM.

     Minnick, 52, started with the company in 1974. He became president in 1979 and was elected as CEO in 1986.

     TJ International Chairman Harold Thomas indicated that Minnick's talent and energy will be missed, but that the board of directors has every confidence in Denig's ability to lead the company and further strengthen its position in the rapidly growing engineered lumber market.

     "Walt's had a very successful career here. We're pleased that he will continue contributing to the company by remaining on the board of directors through the end of his term," said Thomas. "We're equally pleased he will pass the baton to Tom Denig, a proven leader who we believe will successfully achieve our ambitious growth objectives."

     According to Thomas, the leadership transition results from the board of directors' decision to adopt a single-business strategy focusing entirely on its industry-leading engineered lumber business. The company also owns a 64 percent interest in Outlook Window Partnership, which it currently intends to divest during the next several years as the opportunity presents itself.

     TJ International is a specialty building products company headquartered in Boise, Idaho. It serves as managing partner and 51 percent majority owner of Trus Joist MacMillan. The company also holds a majority interest in Outlook Window Partnership, a consortium of three U.S. window manufacturers: Norco Windows, SealRite Windows, and Oldach Window Corp.


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